Exhibit 99.1

STREAM OIL & GAS LTD.

CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 2013

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

Stream Oil & Gas Ltd. and Subsidiary

We have audited the accompanying consolidated financial statements of Stream Oil & Gas Ltd. and subsidiary (the "Company"), which comprise the consolidated statements of financial position as at November 30, 2013 and the consolidated statement of operations and comprehensive loss, changes in shareholders' equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards; this includes the design, implementation, and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluation the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stream Oil & Gas Ltd. and subsidiary as of November 30, 2013 and the results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which describes conditions and matters that indicate the existence of a material uncertainty that may cast significant doubt about Stream Oil & Gas Ltd. and subsidiary’s ability to continue as a going concern. As discussed in Note 1 the Company has suffered recurring losses from operations, has a net capital deficiency, and has not met certain financial covenants on its loans.  Management’s plans in regard to these matters are also described in Note 1 and 17.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Accountants

October 13, 2014

STREAM OIL & GAS LTD.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Expressed in U.S. Dollars)

	As at November 30, 2013	As at November 30, 2012 (Unaudited)
	$	$
ASSETS
Current
Cash	1,962,183	1,147,196
Accounts receivable, net of allowance of $4,571,971 (2012— $405,763) (Note 13)	2,826,755	2,382,922
GST and other receivables	466,025	83,768
Related party loan (Note 8)	291,848	—
Inventory	149,609	499,761
Prepaid expenses (Note 14)	1,501,360	508,858
	7,197,780	4,622,505
Supplier deposits	47,428	45,489
Long term receivables, net of discount of $nil (2012— $342,225) (Note 13)	—	1,936,693
Exploration and evaluation assets (Note 6)	5,444,960	3,974,212
Property and equipment (Note 5)	76,702,191	58,053,437
	89,392,359	68,632,336
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	20,698,035	12,273,965
Albpetrol Sh.A. oil production share liability (Note 15)	11,440,145	2,114,795
Customer deposits	38,263	251,891
Bank loan, net, current (Note 15)	4,214,806	4,432,167
Prepayment facility, current (Note 15)	3,624,375	—
Finance lease obligation, current (Note 15)	62,054	53,796
	40,077,678	19,126,614
Bank loan payable (Note 15)	9,139,713	13,012,766
Finance lease obligation (Note 15)	20,213	84,208
Prepayment facility (Note 15)	2,711,694	—
Decommissioning provision (Note 7)	2,800,085	566,443
Deferred income tax liability (Note 16)	12,774,000	8,896,000
	67,523,383	41,686,031
Shareholders’ Equity
Common shares (Note 9)	16,530,805	16,436,091
Share-based payment reserve (Note 9)	11,200,200	10,910,356
Translation adjustment reserve	203,799	170,278
Deficit	(6,065,828)	(570,420)
	21,868,976	26,946,305
	89,392,359	68,632,336
Nature and continuance of operations (Note 1)
Related party transactions (Note 8)
Contingencies (Note 14)
Commitments (Note 15)
Subsequent Events (Note 17)

Approved on authorized on behalf of the Board on October 13, 2014:

“Sotirios Kapotas” , Director	“Robert Hall” ,Director

The accompanying notes are an integral part of these consolidated financial statements

STREAM OIL & GAS LTD.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. Dollars)

	Number of Common Shares	Common Shares	Share-based Payment Reserve	Translation Adjustment Reserve	Deficit	Total Shareholders' Equity
		$	$	$	$	$
Balances, November 30, 2012	66,637,801	16,436,091	10,910,356	170,278	(570,420)	26,946,305
Share-based compensation	—	—	267,640	—	—	267,640
Foreign translation adjustment	—	—	—	(4,966)	—	(4,966)
Net income for the period	—	—	—	—	1,898,978	1,898,978
Balances, August 31, 2013	66,637,801	16,436,091	11,177,996	165,312	1,328,558	29,107,957
Options exercised	250,000	60,275	—	—	—	60,275
Allocation of exercised options valuation	—	34,439	(34,439)	—	—	—
Share-based compensation	—	—	56,643	—	—	56,643
Foreign translation adjustment	—	—	—	38,487	—	38,487
Net loss for the period	—	—	—	—	(7,394,386)	(7,394,386)
Balances, November 30, 2013	66,887,801	16,530,805	11,200,200	203,799	(6,065,828)	21,868,976
Share-based compensation	—	—	194,206	—	—	194,206
Foreign translation adjustment	—	—	—	(70,772)	—	(70,772)
Net income for the period	—	—	—	—	4,145,282	4,145,282
Balances, August 31, 2014	66,887,801	16,530,805	11,394,406	133,027	(1,920,546)	26,137,692

The accompanying notes are an integral part of these consolidated financial statements

STREAM OIL & GAS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in U.S. Dollars)

	For the year ended November 30, 2013	For the year ended November 30, 2012 (Unaudited)
	$	$
REVENUE
Oil and gas revenue (Note 3)	35,879,548	31,881,394
Royalty	(3,587,955)	(3,204,423)
Oil and gas revenue, net of royalties	32,291,593	28,676,971
EXPENSES
Operating	6,044,680	5,502,416
Sales, transportation and logistics	3,262,482	2,809,393
Consulting fees, management fees and salaries	1,226,796	1,033,005
Office and miscellaneous	947,438	1,074,136
Professional fees	787,516	843,626
Travel	380,224	224,136
Share-based compensation (Note 9)	324,283	344,543
Depletion and depreciation (Note 5)	5,700,671	3,217,507
Allowance for doubtful accounts, net of recovery (Note 13)	4,173,490	67,251
Foreign exchange loss	1,838,791	423,399
Albpetrol Sh.A. oil production share (Note 15)	9,325,350	2,114,795
	34,011,721	17,654,207
Net income (loss) from operations	(1,720,128)	11,022,764
Finance expense	(270,693)	(151,669)
Income on legal settlements (Note 14)	373,413	—
Net income (loss) before income taxes	(1,617,408)	10,871,095
Deferred income tax expense (Note 16)	(3,878,000)	(8,896,000)
Net income (loss) for the year	(5,495,408)	1,975,095
Translation adjustment	33,521	(43,472)
Comprehensive income (loss) for the year	(5,461,887)	1,931,623
Basic income (loss) per share	(0.08)	0.03
Fully diluted income (loss) per share (Note 3)	(0.08)	0.03
Weighted average number of shares outstanding (Note 3)
Basic	66,686,431	66,503,921
Diluted	66,686,431	67,349,297

The accompanying notes are an integral part of these consolidated financial statements

STREAM OIL & GAS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. Dollars)

	For the year ended November 30, 2013	For the year ended November 30, 2012 (Unaudited)
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the year	(5,495,408)	1,975,095
Items not affecting cash:
Finance fees (including accretion)	261,945	53,622
Depletion and depreciation	5,700,671	3,217,507
Share-based compensation	324,283	344,543
Discount on receivables, net of recovery	—	67,251
Deferred income tax expense	3,878,000	8,896,000
Changes in non-cash working capital items:
Accounts receivable	(443,833)	1,724,089
GST and other receivables	(406,624)	(322,498)
Inventory	350,152	(23,310)
Prepaid expenses and advances	(971,523)	(127,512)
Customer and supplier deposits	(215,562)	(33,718)
Accounts payable and accrued liabilities	65,131	(2,267,643)
Albpetrol Sh.A. oil production share liability	9,325,350	2,114,795
Change in long term receivable	1,936,688	(2,278,918)
Net cash provided by operating activities	14,309,270	13,339,303
CASH FLOWS FROM INVESTING ACTIVITES
Expenditures on exploration and evaluation assets	(1,157,748)	(796,537)
Expenditures on property and equipment	(14,241,182)	(29,156,270)
Cash used in investing activities	(15,398,930)	(29,952,807)
CASH FLOWS FROM FINANCING ACTIVITES
Capital stock issued	60,275	98,470
Bank loan, net of repayment	(4,081,072)	17,348,520
Advances on prepayment facility, net of repayments	6,400,082	—
Transaction fees and finance costs	(143,814)	(111,995)
Employee advances	(291,848)	—
Repayment of capital lease	(55,737)	(54,756)
Cash provided by financing activities	1,887,886	17,280,239
Effect of foreign exchange on cash	16,761	(19,339)
Increase in cash	814,987	647,396
Cash, beginning of year	1,147,196	499,800
Cash, end of year	1,962,183	1,147,196

The accompanying notes are an integral part of these consolidated financial statements

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

1.NATURE AND CONTINUANCE OF OPERATIONS

Stream Oil & Gas Ltd. (the “Company” or “Stream”) was incorporated on January 11, 2005 under the British Columbia Business Corporations Act as 713471 B.C. Ltd. and changed its name on April 20, 2005 to L.G.R. Resources Ltd.  Effective April 19, 2006, the Company’s common shares were listed for trading on the CNQ. On April 4, 2008, the Company changed its name to Stream Oil & Gas Ltd. and consolidated its capital stock on a four for one basis.  On July 25, 2008, the Company’s common shares were listed for trading on the TSX Venture Exchange. The Company’s shares were delisted from trading on the CNQ effective August 15, 2008. The head office is located at Suite 300, 609 – 14th Street N.W., Calgary, Alberta, T2N 2A1. The Company has one operating subsidiary, Stream Oil & Gas Ltd., a corporation existing under the laws of the Cayman Islands (“Stream (CI)”), owned 100% by the Company.

The Company, through its wholly-owned subsidiary, Stream (CI), is in the business of exploring and developing oil and gas properties in the country of Albania. It currently operates five producing and exploration oil and gas properties.

These consolidated financial statements of the Company are presented in U.S. dollars. Refer to Note 3 for discussion of the Company’s and its subsidiaries functional currency.

The consolidated financial statements have been prepared assuming that Stream will continue on a going-concern basis. The ability of the Company to continue as a going-concern depends upon its ability to maintain adequate cash resources, raise additional financing and to realize profitable operations. During the year ended November 30, 2013, the Company had a net loss of approximately $5.5 million, and as a result has not met certain financial covenants with respect to its bank loan payable and prepayment facility (Note 15), which breach under the bank loan was waived by the bank on September 17, 2014.  The Company’s working capital deficit is approximately $32.9 million (November 30, 2012 (Unaudited) - $14.5 million). These are material uncertainties that may raise significant doubt about the Company’s ability to continue as a going concern. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

2.BASIS OF PREPARATION

Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

Basis of Measurement

The consolidated financial statements are presented on the historical cost basis except for certain financial instruments, which are measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting except for the cash flow information.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

2.BASIS OF PREPARATION (cont’d...)

Significant Accounting Estimates and Judgements

The preparation of consolidated financial statements in conformity with IFRS requires Management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant accounting estimates and judgments include:

Cash generating units

The recoverability of petroleum and natural gas property carrying values is assessed at a cash generating unit (CGU) level. Determination of what constitutes a CGU is subject to management judgments. The asset composition of a CGU can directly impact the recoverability of the assets included therein. The key estimates used in the determination of cash flows from oil reserves include the following:

i)

Reserves – Assumptions that are valid at the time of reserve estimation may change significantly when new information becomes available. Changes in forward price estimates, production costs or recovery rates may change the economic status of reserves and may ultimately result in reserves being restated.

ii)

Oil prices – Forward price estimates are used in the cash flow model. Commodity prices can fluctuate for a variety of reasons including supply and demand fundamentals, inventory levels, exchange rates, weather, and economic and geopolitical factors.

iii)

Discount rate – The discount rate used to calculate the net present value of cash flows is based on estimates of an approximate industry peer group weighted average cost of capital. Changes in the general economic environment could result in significant changes to this estimate.

Property and equipment is aggregated into cash-generating units based on their ability to generate largely independent cash flows, and are used for impairment testing. The determination of the Company's cash-generating units is subject to Management's judgment. The Company’s CGU’s consist of the individual fields.

Depletion and depreciation

Amounts recorded for depletion and depreciation and amounts used for impairment calculations are based on estimates of natural gas and liquids reserves. By their nature, the estimates of reserves, including the estimates of future prices, costs, discount rates and the related future cash flows, are subject to measurement uncertainty. Accordingly, the changes in the consolidated financial statements of future periods could be material.

Petroleum and natural gas property classification

The decision to transfer assets from exploration and evaluation to property and equipment is based on the estimated proved reserves used in the determination of an area's technical feasibility and commercial viability.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

2.BASIS OF PREPARATION (cont’d...)

Decommissioning provision

Amounts recorded for decommissioning provision costs and obligations and the related accretion expense requires the use of estimates with respect to the amount and timing of asset retirements, site remediation and related cashflows. Other provisions are recognized in the period when it becomes probable that there will be a future cash outflow.

Albpetrol Sh.A. liability

Albpetrol Sh.A. oil production share liability is subject to estimation of oil price, off-take volumes by field, and offsetting costs, depending on whether oil production has been taken in excess or below the pre-determined share amounts.

Share-based compensation

Compensation costs accrued for long-term share-based compensation plans are subject to the estimation of what the ultimate payout will be using pricing models such as the Black-Scholes model, which is based on significant assumptions such as forfeiture rate, volatility, dividend yield and expected term.

Deferred taxes

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company and its subsidiaries operate are subject to change. As such, income taxes are subject to measurement uncertainty. Deferred income tax assets are assessed by Management at the end of the reporting period to determine the likelihood that they will be realized from future taxable earnings.

3.SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiary, as disclosed in Note 1. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All intercompany transactions and balances have been eliminated.

Foreign Currency Translation

The functional currency of an entity is the currency of the primary economic environment in which the entity operates. The functional currency of the Company is the Canadian dollar and the functional currency of the Company’s subsidiary is the U.S. dollar. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, ‘The Effects of Changes in Foreign Exchange Rates’.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

3.SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

The functional currency of the Albanian segment is the US dollar. Foreign currency denominated transactions and balances for this segment are translated to US dollars as follows:

1)	Monetary assets and liabilities are translated at the rates prevailing at each reporting date;
2)	Non-monetary assets and liabilities are translated to the functional currency at the historical exchange rate;
3)	Income and expenses for the period are translated at the average exchange rate for the period; and
4)	Gains and losses arising from foreign currency translation are recognized in net income.

The results and financial position of the Canadian segment has a Canadian dollar functional currency, which is different from the presentation currency. The Company translates foreign currency denominated transactions and balances related to the Canadian segment into the presentation currency as follows:

1)	Assets and liabilities are translated at the closing rate at each reporting date;
2)	Income and expenses are translated at exchange rates at the dates of the transactions; and
3)	All resulting exchange differences are recognized in other comprehensive income.

Financial Instruments

Financial assets

The Company classifies its financial assets into one of the following categories as follows:

Fair value through profit or loss - This category comprises derivatives and financial assets acquired principally for the purpose of selling or repurchasing in the near term. They are carried at fair value with changes in fair value recognized in profit or loss.

Loans and receivables - These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are carried at amortized cost using the effective interest method less any provision for impairment.

Held-to-maturity investments - These assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Company's Management has the positive intention and ability to hold to maturity. These assets are measured at amortized cost using the effective interest method less any provision for impairment.

Available-for-sale - Non-derivative financial assets not included in the above categories are classified as available-for-sale. They are carried at fair value with changes in fair value recognized in other comprehensive income. Where a decline in the fair value of an available-for-sale financial asset constitutes objective evidence of impairment, the amount of the loss is removed from accumulated other comprehensive income and recognized in profit or loss.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

3.SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

All financial assets except those measured at fair value through profit or loss are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is objective evidence of impairment as a result of one or more events that have occurred after initial recognition of the asset and that event has an impact on the estimated future cash flows of the financial asset or the group of financial assets.

The Company has classified its cash as fair value through profit or loss. Accounts receivable, GST and other receivables and related party loan have been classified as loans and receivables.

Financial liabilities

Stream classifies its financial liabilities into one of two categories as follows:

Fair value through profit or loss - This category comprises derivatives and financial liabilities incurred principally for the purpose of selling or repurchasing in the near term. They are carried at fair value with changes in fair value recognized in profit or loss.

Other financial liabilities - This category consists of liabilities carried at amortized cost using the effective interest method.

The Company has classified its accounts payable and accrued liabilities, Albpetrol Sh.A. oil production share liability, prepayment facility, and bank loan as other financial liabilities.

Stream classifies the fair value of financial instruments according to the following hierarchy based on the amount of observable inputs used to value the instruments.

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.  Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date.  Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace.

Level 3 – Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

Refer to Note 13, ‘Financial Instruments’, for relevant disclosures.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash, and which are subject to an insignificant risk of changes in value.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

3.SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Exploration and Evaluation (“E&E”) Assets

All costs directly associated with the exploration and evaluation of oil and natural gas reserves are initially capitalized. Exploration and evaluation costs are those expenditures for an area where technical feasibility and commercial viability have not yet been determined. These costs include unproved property acquisition costs, geological and geophysical costs, exploration and evaluation drilling, sampling and appraisals. Interest is not capitalized on E&E assets. Costs incurred prior to acquiring the legal rights to explore an area are charged to operations.

When an area is determined to be technically feasible and commercially viable, the accumulated costs are transferred to property, plant and equipment. E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For purposes of impairment testing, E&E assets are assessed at the exploration area level.

Property and Equipment

All costs directly associated with the development of oil and natural gas reserves are capitalized on an area-by-area basis. Development costs include expenditures for areas where technical feasibility and commercial viability have been determined. These costs include proved property acquisitions, development drilling, completion, gathering and infrastructure costs and transfers of exploration and evaluation assets.

Costs accumulated within each area are depleted using the unit-of-production method based on proved and probable reserves using estimated future prices and costs. Costs subject to depletion include estimated future costs to be incurred in developing proved and probable reserves.

For divestitures of properties, a gain or loss is recognized in net earnings. Exchanges of properties are measured at fair value, unless the transaction lacks commercial substance or fair value cannot be reliably measured. Where the exchange is measured at fair value, a gain or loss is recognized in net earnings.

Equipment is recorded at cost. The Company provides for depreciation on the declining balance method at the following annual rates:

Automotive	30%
Computer hardware	30% to 55%
Computer software	100%
Equipment	20%

Additions are depreciated at one-half the rate in the year of acquisition.

Impairment

The carrying value of long-term assets is reviewed quarterly for indicators that the carrying value of an asset or cash generating unit may not be recoverable. If indicators of impairment exist, the recoverable amount of the asset or cash generating unit is estimated. If the carrying value of the asset or cash-generating unit exceeds the recoverable amount, the asset or cash generating unit is written down with an impairment recognized in net earnings.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

3.SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

Property and equipment are aggregated into cash generating units based on their ability to generate largely independent cash flows.

The recoverable amount of an asset or cash generating unit is the greater of its fair value less costs to sell and its value in use. Fair value is determined to be the amount for which the asset could be sold in an arm's length transaction.

For cash generating units, fair value less costs to sell may be determined using discounted future net cash flows of proved and probable reserves using forecast prices and costs. Value in use is determined by estimating the present value of the future net cash flows expected to be derived from the continued use of the asset or cash-generating unit.

Reversals of impairments are recognized when there has been a subsequent increase in the recoverable amount. In this event, the carrying amount of the asset or cash generating unit is increased to its revised recoverable amount with an impairment reversal recognized in net earnings. The recoverable amount is limited to the original carrying amount less depreciation, depletion and amortization as if no impairment had been recognized for the asset or cash generating unit for prior periods.

Share-based Compensation

The Company recognizes share-based compensation expense based on the estimated fair value of stock options as measured on the grant date, using the Black-Scholes option pricing model. The fair value of the options is recognized over the vesting period of the related options as both share-based compensation and reserves. This includes a forfeiture estimate, which is revised for actual forfeitures in subsequent periods. The reserves account is subsequently reduced if the options are exercised and the amount initially recorded is then credited to common shares.

Provisions and Contingencies

Provisions are recognized when the Company has a present obligation as a result of a past event, it is probable that an outflow of resources will be required, and a reliable estimate can be made of the amount of the obligation. Provisions are measured based on the discounted expected future cash outflows.

Decommissioning provision

Decommissioning provisions are recorded for legal or constructive obligations associated with the retirement of tangible long-lived assets such as producing well sites and equipment. The decommissioning provision is measured at the present value of the expenditure expected to be incurred.

The associated decommissioning cost is capitalized as part of the cost of the related long-lived asset. Changes in the estimated provision resulting from revisions to estimated timing, amount of cash flows, or changes in the discount rate are recognized as a change in the decommissioning provision obligation and the related decommissioning provision cost.

The depletion of decommissioning provision costs is included in depletion and depreciation in the consolidated statements of operations and comprehensive income (loss). Increases in the

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

3.SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

decommissioning provision resulting from the passage of time are recorded as finance expense of decommissioning provision in the consolidated statements of operations and comprehensive income (loss).

Actual expenditures incurred are charged against the decommissioning provision.

Contingencies

When a contingency is substantiated by confirming events, can be reliably measured and will likely result in an economic outflow, a liability is recognized in the consolidated financial statements as the best estimate required to settle the obligation. A contingent liability is disclosed where the existence of an obligation will only be confirmed by future events, or where the amount of a present obligation cannot be measured reliably or will likely not result in an economic outflow. Contingent assets are only disclosed when the inflow of economic benefits is probable. When the economic benefit becomes virtually certain, the asset is no longer contingent and is recognized in the consolidated financial statements.

Income Taxes

Income tax expense is recognized in net earnings except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Basic and Diluted Income per Share

Basic income per share is calculated by dividing the net income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted income per share reflects the potential dilution of securities that could share in income of an entity and is determined by adjusting the weighted average number of common shares outstanding for the effects of dilutive instruments such as options and restricted shares granted to employees. In a loss year, potentially dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

3.SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

	Year ended November 30, 2013	Year ended November 30, 2012 (Unaudited)

Weighted average shares used in computation of basic earnings per share	66,686,431	66,503,921
Effect of diluted securities:
Stock options	—	845,376
Weighted average shares used in computation of diluted earnings per share	66,686,431	67,349,297

Revenue Recognition

Revenue from oil and gas operations is recognized in the accounts when oil and natural gas are shipped, title passes, the price is fixed or determinable, and collection of the sale is reasonably assured.

Receivables

The Company records an allowance for doubtful accounts against accounts receivable that Management believes are impaired. Specific allowances are recorded against customer receivables based on Stream’s knowledge of the financial condition of its customers. The Company also considers the aging of the receivables, customer and industry concentrations, the current business environment and historical experience.

Inventory

Inventory consists of crude oil inventory. The crude oil inventory balance is valued at the lower of cost of production and net realizable value.

Leases

Agreements under which the Company makes payments to owners in return for the right to use an asset for a period are accounted for as leases. Leases that transfer substantially all the risks and rewards of ownership are recorded at inception as finance leases within property and equipment and debt. Assets acquired under finance leases are amortized over the estimated useful lives of the underlying assets. All other leases are accounted for as operating leases and the related lease payments are charged to operations as incurred.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income and represents the changes in shareholders’ equity which results from transactions and events from sources other than the Company’s shareholders. These transactions and events include unrealized gains (losses) on translation of the parent company Canadian dollar financial statements into the U.S. dollar reporting currency.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

3.SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

New Standards and Interpretations

Standards issued but not yet effective up to the date of issuance of the Company’s consolidated financial statements are listed below. This listing is of standards and interpretations issued that the Company reasonably expects to be applicable at a future date. The Company intends to adopt these standards when they become effective.

In the annual period beginning December 1, 2013, the Company will be required to adopt the amendments to IFRS 7, Financial Instruments: Disclosures (“IFRS 7”). The amendment requires new disclosures relating to the offset of financial assets and financial liabilities that will enable the users of financial statements to better compare financial statements prepared in accordance with IFRS. The adoption of the amended standard is not expected to have a material impact on the Company’s consolidated financial statements.

In the annual period beginning December 1, 2013, the Company will be required to adopt IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements, IFRS 12 Disclosure of Interests in Other Entities, and consequential revisions to IAS 27 Separate Financial Statements and IAS 28 Investments in Associates and Joint Ventures. The various standards provide revised guidance on the accounting treatment and associated disclosure requirements for joint arrangements and associates, and a revised definition of ‘control’ for identifying entities which are to be consolidated. The adoption of these standards and amendments are not expected to have a material impact on the Company’s consolidated financial statements.

In the annual period beginning December 1, 2013, the Company will be required to adopt IFRS 13, Fair Value Measurement. This standard establishes a single framework for all fair value measurements where fair value is required or permitted by IFRS. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In the annual period beginning December 1, 2013, the Company will be required to adopt IAS 19 (Amendment), Employee Benefits (“IFRS 19”), which revises recognition and measurement of post-employment benefits. This amended standard will modify accounting for termination benefits, including distinguishing benefits provided in exchange for service and benefits provided in exchange for the termination of employment and affect the recognition and measurement of termination benefits. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In the annual period beginning December 1, 2014, the Company will be required to adopt IAS 32, Financial Instruments: Presentation (“IAS 32”) which was amended by the IASB in December 2011 to clarify certain aspects of the requirements on offsetting. The amendments focus on the criterion that an entity currently has a legally enforceable right to set off the recognized amounts and the criterion that an entity intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously. Management is currently evaluating the impact that this standard will have on the consolidated financial statements.

In the annual period beginning December 1, 2014 the Company will be required to adopt IFRIC 21, Levies (“IFRIC 21”) which provides guidance on when to recognize a liability for a levy imposed by a government, and covers accounting for outflows imposed on entities by governments (including government agencies and similar bodies) in accordance with laws and/or regulations. Management is currently evaluating the impact that this standard will have on the consolidated financial statements.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

3.SIGNIFICANT ACCOUNTING POLICIES (cont’d...)

In November 2013, the IASB removed the mandatory effective date of IFRS 9, Financial Instruments (“IFRS 9”), which previously was effective to the Company December 1, 2015. The proposed standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. The adoption of IFRS 9 and extent of the effects of IFRS 9 on the consolidated financial statements have not been determined by management.

In addition during 2013 there have been amendments and clarification to existing standards, including IAS 1, Presentation of Financial Statements (“IAS 1”), which are not expected to have a significant effect on the consolidated financial statements of the Company. The amendments to IAS 1 are not effective to the Company until December 1, 2014.

4.ECONOMIC DEPENDENCE

For the year ended November 30, 2013, the Company sold its oil and gas to customers in Albania and outside Albania. Sales to one customer accounted for 91% or $32,791,183 of total oil and gas revenue during the year ended November 30, 2013. For the year ended November 30, 2012 (Unaudited), the Company sold its oil and gas to customers in Albania and outside of Albania. Sales during the year ended November 30, 2012 (Unaudited) to two customers accounted for 93% of total revenue as follows: sales totalling $21,914,724, accounting for 76.4% of total revenue; and sales totalling $4,742,393, accounting for 16.6% of total revenue.

As at November 30, 2013, Stream had three customers accounting for 96% or $2,726,655 of the carrying amount of current accounts receivable, net of allowance for doubtful accounts. As at November 30, 2012 (Unaudited), Stream had two customers accounting for 92% or $3,959,573 of the carrying amount of current and long term accounts receivable, net of allowance for doubtful accounts.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

5.PROPERTY AND EQUIPMENT

Cost	Petroleum and natural gas property	Automotive	Computer hardware	Computer software	Equipment	Total
	$	$	$	$	$	$
Balance at
November 30, 2011 (Unaudited)	29,959,858	431,168	483,908	99,360	8,705,610	39,679,904
Capital expenditures	13,471,200	71,313	68,717	16,465	11,027,152	24,654,847
Balance at
November 30, 2012 (Unaudited)	43,431,058	502,481	552,625	115,825	19,732,762	64,334,751
Capital expenditures	15,692,100	45,609	343,467	37,395	8,230,854	24,349,425
Balance at November 30, 2013	59,123,158	548,090	896,092	153,220	27,963,616	88,684,176

Depletion, depreciation and impairment losses	Petroleum and natural gas property	Automotive	Computer Hardware	Computer Software	Equipment	Total
	$	$	$	$	$	$
Balance at
November 30, 2011 (Unaudited)	(730,000)	(172,776)	(238,183)	(78,269)	(1,844,579)	(3,063,807)
Depletion and depreciation	(471,000)	(88,215)	(154,046)	(29,324)	(2,474,922)	(3,217,507)
Balance at
November 30, 2012 (Unaudited)	(1,201,000)	(260,991)	(392,229)	(107,593)	(4,319,501)	(6,281,314)
Depletion and depreciation	(1,575,000)	(79,288)	(182,672)	(26,930)	(3,836,781)	(5,700,671)
Balance at November 30, 2013	(2,776,000)	(340,279)	(574,901)	(134,523)	(8,156,282)	(11,981,985)

Net carrying value	Petroleum and natural gas property	Automotive	Computer Hardware	Computer Software	Equipment	Total
	$	$	$	$	$	$
At November 30, 2012 (Unaudited)	42,230,058	241,490	160,396	8,232	15,413,261	58,053,437
At November 30, 2013	56,347,158	207,811	321,191	18,697	19,807,334	76,702,191

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

6.EXPLORATION AND EVALUATION ASSETS

Albanian Operations
Balance at November 30, 2011 (Unaudited)	$3,108,212
Capital expenditures	866,000
Balance at November 30, 2012 (Unaudited)	3,974,212
Capital expenditures	1,470,748
Balance at November 30, 2013	$5,444,960

Exploration and evaluation assets consist of the Company’s exploration projects which are pending the determination of proven or probable reserves. Additions represent the Company’s costs incurred on exploration and evaluation assets during the year.

7.DECOMMISSIONING PROVISION

The decommissioning provision is estimated by Management based on the Company’s working interests in its wells and facilities, estimated costs to remediate, reclaim and abandon the wells and facilities, and the estimated timing of the costs to be incurred. At November 30, 2013, the decommissioning provision is estimated to be $2,800,085 (November 30, 2012 (Unaudited) – $566,443), based on a total future liability of $22.8 million (November 30, 2012 (Unaudited) – $52.8 million). These obligations will be settled at the end of the useful lives of the underlying assets, which currently is estimated at twenty-five years (November 30, 2012 (Unaudited) – fifty years) into the future. This amount has been calculated using an inflation rate of 2.8% and discounted at 10% as at November 30, 2013 (November 30, 2012 (Unaudited) – 10%).

The following table summarizes the changes in the decommissioning provision:

	Year ended November 30, 2013	Year ended November 30, 2012 (Unaudited)
Balance, beginning of year	$566,443	$514,948
Finance charge	106,122	51,495
Change in estimated cash flow assumptions	2,127,520	—
Balance, end of year	$2,800,085	$566,443

8.RELATED PARTY TRANSACTIONS

Related party transactions for the year ended November 30, 2013 are as follows:

a)

The Company incurred management fees of $187,868 (November 30, 2012 (Unaudited) – $191,978) to the Chief Executive Officer, director and significant shareholder of Stream. As at November 30, 2013, the total balance payable for unpaid fees was $10,045 (November 30, 2012 (Unaudited) – $29,362).

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

8.RELATED PARTY TRANSACTIONS (cont’d...)

b)	The Company incurred consulting fees of $197,248 (November 30, 2012 (Unaudited) – $228,930) to a private company of which the Chief Executive Officer of Stream is a shareholder of the Company.

c)

The Company incurred management and consulting fees of $175,911 (November 30, 2012 (Unaudited) – $402,628) to the Chief Operating Officer of Stream through a private company. As at November 30, 2012 (Unaudited) the net balance payable for unpaid fees was $287,223, and the net balance receivable from the officer was $68,530. A portion of these fees are in the statements of operations and comprehensive income (loss) as consulting fees, management fees and salaries, and a portion of these fees have been capitalized to oil and gas properties.

d)

The Company has a loan receivable of $291,848 at November 30, 2013 (November 30, 2012 (Unaudited) – $nil), from a private company of which the Chief Operating Officer of Stream is a shareholder of the Company. The amount is contractually due November 1, 2014 and is non-interest bearing.

e)	The Company incurred $122,592 (November 30, 2012 (Unaudited) – $149,983) in management fees to a private company owned by the former Chief Financial Officer and a former director of Stream.

f)

The Company incurred $40,430 (November 30, 2012 (Unaudited) – $nil) in management fees to a private company owned by the interim Chief Financial Officer. A portion of these fees are in the statements of operations and comprehensive income (loss) as consulting fees, management fees and salaries, and a portion of these fees have been capitalized to oil and gas properties.

g)

The Company incurred directors fees of $94,850 for four external directors of Stream, included in management fees on the statement of operations and comprehensive income (loss) (November 30, 2012 (Unaudited) – $60,000 for four directors). The amount included in accounts payable at November 30, 2013 for unpaid fees owing to the directors was $43,401 (November 30, 2012 (Unaudited) – $46,250).

h)

The Company incurred consulting fees of $13,200 (November 30, 2012 (Unaudited) - $nil) from a director of the Company for additional consulting services provided during the year ended November 30, 2013.

Key Management Personnel

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. Stream has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

8.RELATED PARTY TRANSACTIONS (cont’d…)

The remuneration of directors and other members of key management personnel during the year ended November 30, 2013 and 2012 (Unaudited) were as follows:

	2013	2012 (Unaudited)

Consulting fees, management fees and salaries	$792,866	$878,602
Share-based compensation	292,962	185,355
	$1,085,828	$1,063,957

Share-based payments are the fair value of options granted to key management personnel. Amounts due to related parties have no specific terms of repayment, are unsecured, and have no interest rate.

9.SHAREHOLDERS’ EQUITY

Common Shares

The authorized capital of the Company consists of an unlimited number of common shares without par value.

Warrants

During the year ended November 30, 2012 (Unaudited), 3,250,000 warrants with a $2.00 exercise price and total value of $3,377,163 expired unexercised.

During the year ended November 30, 2012 (Unaudited), 387,168 finders’ warrants with a $1.50 exercise price and total value of $480,900 expired unexercised.

There were nil warrants outstanding during the year ended November 30, 2013.

Stock Options

The Company has a stock option plan under which it may grant options to purchase common shares to its directors, officers, employees and consultants. Approved on April 27, 2010, Stream’s plan provides that the maximum number of shares reserved for issue under the plan shall not exceed 20% of the outstanding common shares of the Company, as at the date of the grant. The maximum number of common shares reserved for issue to any one person under the plan cannot exceed 5% of the issued and outstanding number of common shares at the date of the grant. The exercise price of each option  granted under the plan may not be less than the greater of CAD$0.05 per share or the closing price at the date of grant less the maximum discount as may be permitted by the policies of the stock exchange upon which the Company’s shares are listed. Options may be granted for a maximum term of five years from the date of the grant, are non‑transferable and expire within 90 days of termination of employment or holding office as director or officer of the Company. Each share option permits the holder to purchase one share at the stated exercise price. All options vest over a three to five-year period.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

9.SHAREHOLDERS’ EQUITY (cont’d…)

At November 30, 2013, the Company had 2,290,000 stock options outstanding for which shares have been reserved.

	Number of options	Weighted average exercise price (CAD$)
Options outstanding at November 30, 2011 (Unaudited)	1,965,000	$0.40
Granted	1,580,000	0.86
Exercised	(490,000)	0.20
Forfeited	(30,000)	0.86
Options outstanding at November 30, 2012 (Unaudited)	3,025,000	$0.67
Granted	—	—
Exercised	(250,000)	0.25
Forfeited	(485,000)	0.65
Options outstanding at November 30, 2013	2,290,000	$0.71

The summary of options outstanding at November 30, 2013was follows:

Exercise Price (CAD$)	Number of Options Outstanding at November 30, 2013	Remaining Contractual Life (Years)	Number of Options Exercisable at November 30, 2013	Expiry Date

$0.20(b)	350,000	0.20	350,000	Feb 12, 2014
$0.63(a)(b)	525,000	0.00	525,000	May 11, 2013
$0.86	1,415,000	3.34	—	Apr 2, 2017

	2,290,000	2.97	875,000

(a)

Certain options were due to expire during the year ended November 30, 2013 but under the terms of the Company’s stock option plan options held by insiders that are due to expire when the Company is under a blackout will remain in force until the blackout period is lifted upon which the option holder will have 10 days to exercise the options after which the options expire.

(b)	Expired subsequent to November 30, 2013.

During the year ended November 30, 2013, the Company granted nil stock options to acquire common shares (2012 (Unaudited) – 1,580,000). Stock-based compensation relating to options vesting during the period using the Black-Scholes option pricing model was $324,283 (2012 (Unaudited) – $344,543), which was also recorded as share-based payment reserve on the statement of financial position. The options granted during the year ended November 30, 2012 will not be exercisable unless and until the closing trading price of the common shares of the Company on the TSX-V has been at or greater than CAD$1.10 per share for any 10 consecutive trading days during the period from April 2, 2012 to April 2, 2015, inclusive.

On September 20, 2013, 50,000 options with an expiry date of April 4, 2013 were exercised for proceeds of CAD$12,500, and 200,000 options with an expiry date of May 11, 2013 were exercised for proceeds of CAD$50,000. A total value of $34,439 was allocated to common shares for these options.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

9.SHAREHOLDERS’ EQUITY (cont’d…)

The estimated grant date fair market value of options granted during the year was determined using the Black-Scholes model under the following assumptions:

	November 30, 2013	November 30, 2012 (Unaudited)
Weighted average fair value of options granted (CAD$/option)	n/a	0.54
Risk-free interest rate %	n/a	1.70
Estimated hold period prior to exercise (years)	n/a	5.0
Expected Volatility (%)	n/a	99.4
Expected cash distribution yield (%)	n/a	0.00

10.SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

	Year ended November 30, 2013	Year ended November 30, 2012 (Unaudited)

Cash paid during the year for interest	$1,160,371	$464,007

Cash paid during the year for income taxes	$—	$—

The Company had the following significant non-cash transactions for the year ended November 30, 2013:

a)	The Company reallocated $34,439 (2012 (Unaudited) - $60,393) from share-based payment reserves to common shares on the exercise of stock options.

b)

As at November 30, 2013, $14,487,382 in property and equipment and $998,000 in exploration and evaluation assets were included in accounts payable (November 30, 2012 (Unaudited) – $6,506,659 and $685,000, respectively).

c)	The Company capitalized the net change in accrued interest of ($47,965) (2012 (Unaudited) - $206,281) to property and equipment (Note 15).

d)	The Company reallocated $nil (2012 (Unaudited) - $3,377,163) on the expiry of warrants to the share-based payment reserves.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

11.SEGMENTED INFORMATION

The Company has one reportable operating segment, being the development of oil and gas properties in Albania.  Segmented information is as follows:

	Year ended November 30, 2013
	$
	Canada	Albania	Outside Albania	Total
Oil and gas revenue	—	3,088,365	32,791,183	35,879,548
Finance expense	7,244	263,449	—	270,693
Depletion and depreciation	21,090	5,679,581	—	5,700,671
Net income (loss)	(306,513)	(5,188,895)	—	(5,495,408)
Capital and exploration expenditures	944	25,819,229	—	25,820,173

	Year ended November 30, 2012 (Unaudited)
	$
	Canada	Albania	Outside Albania	Total
Oil and gas revenue	—	7,531,700	24,349,694	31,881,394
Finance expense	—	151,669	—	151,669
Depletion and depreciation	46,149	3,171,358	—	3,217,507
Net income (loss)	(1,438,656)	3,413,751	—	1,975,095
Capital and exploration expenditures	31,864	30,551,859	—	30,583,723

	Balance as at November 30, 2013
		$
	Canada	Albania	Total
Property and equipment and E & E assets	17,708	82,129,443	82,147,151
Total assets	531,477	88,860,882	89,392,359

	Balance as at November 30, 2012 (Unaudited)
		$
	Canada	Albania	Total
Property and equipment and E & E assets	38,407	61,989,242	62,027,649
Total assets	3,277,832	65,354,504	68,632,336

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

12.CAPITAL MANAGEMENT

The Company considers its common shares and components of shareholders’ equity in the management of capital, which at November 30, 2013 totaled $21,868,976 (November 30, 2012 (Unaudited) –$26,946,305).

The Company’s objective, when managing capital, is to ensure sufficient resources are available to meet day to day operating requirements and to safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Company manages the capital structure and makes adjustments to it in response to changes in economic conditions and the risk characteristics of the underlying assets. In order to meet its objectives for managing capital, the Company may issue new shares, which has historically been done through private placements.

The Company’s officers and senior management take full responsibility for managing Stream’s capital and do so through quarterly meetings and regular review of financial information. The Company’s Board of Directors is responsible for overseeing this process.

At November 30, 2013, the Company is subject to externally imposed capital requirements. Under the Company’s loan agreement with Raiffeisen Bank Sh.A. (“Raiffeisen”) and the Prepayment agreement with Trafigura Pte Ltd. (“Trafigura”) (Note 15), the Company is required to meet certain covenants on an annual basis, which as at November 30, 2013 were not all met by the Company (Note 13).

13.FINANCIAL INSTRUMENTS

The fair values of the Company’s accounts receivable, GST and other receivables, related party loan and accounts payable, accrued liabilities, Albpetrol Sh.A. oil production share liability, prepayment facility, and bank loan payable approximate their carrying value, which is the amount recorded on the statement of financial position. The Company’s cash is based on level one quoted prices in active markets for identical assets under the fair value hierarchy and long-term receivable is based on level 3 inputs that are not based on observable market data, as further disclosed below.

The Company examines the various financial instrument risks to which it is exposed and assesses any impact and likelihood of those risks. These risks may include currency risk, credit risk, liquidity risk, interest rate risk and other price risks.

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk, and the Company’s management of capital.

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Board of Directors has implemented and monitors compliance with risk management policies. Stream’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks, adherence to market conditions and the Company’s activities.

Currency Risk

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company operates internationally and is exposed to risks from changes in foreign currency rates, particularly the Canadian dollar, the Euro and the Albanian LEK. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

13.FINANCIAL INSTRUMENTS   (cont’d…)

Sensitivity analysis:

At November 30, 2013, if the United States dollar had fluctuated by 10% against the local functional currencies with all other variables held constant, net income for the year ended November 30, 2013 would have differed by $1,948,915 and the translation adjustment reserve would have differed by $28,947. This is primarily attributable to the Company’s accounts receivable, of which $1,192,494 is denominated in Albanian LEK, and the accounts payable balances, of which $494,214 is denominated in Canadian dollars, $20,334,919 is denominated in Albanian LEK, and $8,388 is denominated in Euro.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Stream places its cash with high quality financial institutions. The Company has concentrations of credit risk with respect to accounts receivable as disclosed in Note 4. As at November 30, 2013, $1,217,852 or 43% of accounts receivable have been outstanding for 90 days or more (November 30, 2012 (Unaudited), $1,404,388 or 30%). The Company believes that the entire balance is collectible. Stream performs credit evaluations of its commercial customers but generally does not require collateral to support accounts receivable.

Of the total receivables in Albania, approximately $2,805,226 (November 30, 2012 (Unaudited) - $3,242,857 to one customer) is due from four customers of which $1,196,323 (November 30, 2012 (Unaudited) - $988,307) is greater than 90 days past due. The Company expects to collect the full amount of the receivable. Based on actual repayment history, the full amount (November 30, 2012 (Unaudited) - $963,940) has been classified as current and $nil (November 30, 2012 (Unaudited) - $1,936,693) has been classified as long-term, net of $nil (2012 (Unaudited) - $342,225) discount of long-term receivable. For the year ended November 30, 2012 (Unaudited) the long-term receivable is discounted using a risk-adjusted discount rate of 10 percent to reflect the delay in collection of this amount. Subsequent to year end, $1,974,231 of accounts receivables were collected.

Liquidity Risk

Liquidity risk is the risk that the Company cannot meet a demand for cash or fund its obligations as they come due. The Company has a planning and budgeting process in place to help determine the funds required to support Stream’s normal operating requirements.

Stream’s objective in managing liquidity risk is to maintain sufficient liquidity in order to meet operational requirements at any point in time. The Company generates cash flow from its operations; however, Stream is exposed to liquidity risk because it is subject to the limited local market for sales of its production. The Company may seek additional cash funding by means of issuing share capital or obtaining additional debt financing.

As at November 30, 2013, the Company had a net loss of approximately $5.5 million, and as a result has not met certain financial covenants with respect to its bank loan payable and prepayment facility (Note 15).

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

13.FINANCIAL INSTRUMENTS   (cont’d…)

As at November 30, 2013, the Company had cash of $1,962,183 (November 30, 2012 (Unaudited) – $1,147,196) to settle current liabilities of $40,077,678 (November 30, 2012 (Unaudited) – $19,126,614) and the long term bank loan payable of $9,139,713 (November 30, 2012 (Unaudited) – $13,012,766). The Company will continue to generate cash from operations, pursue Albanian tax recoveries, evaluate debt financings and will consider other sources of financing including debt and equity, as required, in order to meet the negative working capital.

Interest Rate Risk

Interest rate risk is the risk that the fair values or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company is exposed to interest rate risk to the extent that it has excess cash held with banks and other financial institutions and through interest bearing debt. Interest on the bank loan is calculated at LIBOR+5.5% with a minimum combined interest rate of 7%. Interest on the prepayment facility is calculated at LIBOR+6%. LIBOR is a fluctuating rate; therefore, the Company has interest rate risk with respect to its bank loan and its prepayment facility.

Sensitivity analysis:

At November 30, 2013, if LIBOR fluctuated by 1% during the year against its current position, net loss for the year ended November 30, 2013 would have differed by approximately $136,300.

Market Risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on Stream’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. Management closely monitors commodity, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

Commodity Price Risk

Commodity price risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in commodity prices. Commodity prices for oil are impacted by not only the relationship between the Euro, Albanian LEK and US dollar but also world economic events that dictate the levels of supply and demand. The Company does not enter into derivative contracts or forward sales contracts, and accordingly does not apply hedge accounting. Stream’s production is usually sold using “spot” or near term contracts with prices fixed at the time of transfer of custody or on the basis of a monthly average market price.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

13.FINANCIAL INSTRUMENTS   (cont’d…)

The Company’s primary revenues are from oil sales in Albania and outside of Albania, priced on a quality differential basis, to the Brent oil price. As of November 30, 2013, a $1 per barrel change in the Brent oil price, with all other variables held constant, would affect net income for the year by approximately $433,828  (2012 (Unaudited) - $425,000).

14.CONTINGENCIES

BA Capital Inc.

On February 16, 2010, Stream announced that BA Capital Inc., a private consulting company owned by Mr. Art Agolli, commenced litigation against the Company, claiming damages of $637,000 plus interest and costs arising from the allegedly wrongful termination of a Consulting Agreement with the Company. Management believes the lawsuit to be without merit and intends to defend against the litigation vigorously. At this time, the likelihood of the outcome is not determinable and no liability has been recorded in connection with the litigation.

Albanian Tax Assessment

Prepaid expenses includes $331,581 (November 30, 2012 (Unaudited) – $309,374) paid to the Albanian courts as deposits with the Albanian Government Tax Directorate for three assessments that Stream has challenged. These assessments are: $67,626 for property tax in communes in which the company operates; $56,780 for VAT applied charged improperly on imported vehicles; and $207,175 relating to a retroactive change on the calculation of excise tax on the Company’s importation and use of diluent. In all three cases, the recoverability of these amounts is dependent on the outcome of the individual case and at November 30, 2013, all were considered recoverable.

Royalty Tax Recovery

During the year ended November 30, 2013 the Company entered into negotiations with the Albpetrol Sh.A (“Albpetrol”), a state-owned oil company, and Albanian National Agency for Natural Resources (“AKBN”) relating to tax neutralization on export shipments and recovery of royalty fees paid to Albania totaling approximately $9.3 million. The Company has yet to receive the signed agreement, therefore it has not accrued for the amount.

Other Claims and Settlements

During the year ended November 30, 2013, the Company received $373,413 of funds, net of related legal costs, as settlement of disputed services previously provided by an engineering firm to the Company.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

15.COMMITMENTS

Leases

The Company has two 48 month finance lease contracts, bearing interest at 9.50% per annum, for the purchase of certain automobiles. The first lease was entered into during the fiscal year ended November 30, 2010, and the second lease was entered into during the fiscal year ended November 30, 2011. The automobiles are classified as a depreciable asset, are recorded at a cost of $239,381, and are amortized on a declining balance basis. As at November 30, 2013 the accumulated amortization balance is $146,533 (November 30, 2012 (Unaudited) - $106,770).

The future minimum lease payments are as follows:

2014	$67,072
2015	20,776
87,848
Less: interest	(5,581)

Total future principal payments	82,267
Less: current portion	(62,054)

Long term lease payable portion	$20,213

Bank Loan

On December 19, 2011, the Company entered into a $20,000,000 trade finance term loan facility with Raiffeisen Bank Sh.A (“Raiffeisen”) based in Albania. Under the terms of the facility, Stream must use the funds by December 19, 2012, one year from the originating date of the loan, and must repay it at the rate of 1/20th of the outstanding balance plus interest at the end of the first quarter, 1/19th of the outstanding balance at the second quarter, and then continuing each quarter, starting from the first quarter of drawdown. The loan will be repaid infull within five years ending December 30, 2016. The loan carries interest at the rate of LIBOR+5.5% with a minimum combined interest rate of 7%, and is secured by all fixed assets, equipment, accounts receivable, inventory, concession agreements, and all agreements of the Company signed with third parties. The loan is guaranteed by the parent company, Stream Oil and Gas Ltd. (BC).

The repayment dates for the term of the loan are the last business day of each March, June, September and December, except December 2011, up to the date that the loan is repaid in full. Subsequent to year end Raiffeisen provided the Company with a principal payment date extension whereby the December 31, 2013 payment was extended to February 28, 2014 (see Note 17).

Unless the lender agrees otherwise, under the loan covenants the Company will ensure that at the end of each fiscal year:

(1)	its earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not less than $10,000,000;
(2)	its outstanding loan principal is never more than twice its EBITDA; and
(3)	Its EBITDA is at least ten times greater than its accrued interest, commission, fees, discounts, prepayment fees, premiums, charges and other finance payments.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

15.COMMITMENTS (cont’d...)

As at November 30, 2013, the Company had not satisfied the terms of the first two financial covenants under the terms of the loan. As at November 30, 2013 and the date of these consolidated financial statements being approved by the Board of directors, Raiffeissen has not exercised its right under the terms of the loan agreement to enforce any security or collateral on the loan nor has it declared that any or all of the amounts outstanding under the loan are immediately due or payable on demand. On September 17, 2014, the Company amended the terms of the loan agreement. See Note 13- Liquidity Risk and Note 17 – Subsequent Events for further discussion.

Stream also has undertaken that for any fiscal period during which the Company is unable to pay the outstanding interest and principal due, the Company will provide a cash injection within 30 days.

Bank loan balance, as at November 30, 2011 (Unaudited)	$—
Funds advanced under trade finance term loan (net of transaction costs of $111,995)	19,888,005
Funds repaid	(2,651,480)
Interest accrued	206,281
Transaction costs accreted	2,127
Balance, as at November 30, 2012 (Unaudited)	17,444,933
Funds repaid	(4,081,072)
Change in interest accrued	(52,013)
Transaction costs accreted	42,671

Balance, as at November 30, 2013	13,354,519
Less: current portion	(4,214,806)
Long term bank loan payable	$9,139,713

Borrowing costs of $1,037,743 were capitalized to petroleum and natural gas properties during the year ended November 30, 2013.

Trafigura Prepayment Agreement

In April 2013, the Company entered into a Prepayment Agreement for crude sales (the “Supply Agreement”) to provide oil production from its Albanian oilfields to Trafigura PTE Ltd. (“Trafigura”).  Trafigura has committed to prepay part of the purchase price of oil sales under the Prepayment Agreement in an amount not exceeding $20 million to Stream.

As at November 30, 2013, Stream had drawn the first $7.0 million prepayment against this facility. The agreement requires that all funds be fully drawn by October 31, 2013. Further withdrawals from the prepayment facility up to $20.0 million will require the Company to obtain certain amendments to its Raiffeisen loan and the completion of further due diligence procedures by Trafigura as Trafigura considers necessary. The prepayments will be discharged by Stream’s delivery of crude oil to Trafigura in accordance with and at the times and in the quantities as set out the Crude Sales Contract between the two companies.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

15.COMMITMENTS (cont’d...)

The obligation related to the total amount received by Stream must be discharged by August 31, 2015.   Commencing October 31, 2013, the Company began repayment of any amounts received as of that date.  Interest on any drawn funds will be paid monthly at the rate of LIBOR plus 6%.

Unless Trafigura agrees otherwise, under the prepayment agreement covenants the Company will ensure that at the end of each fiscal year:

(1)	its EBITDA is not less than $10,000,000;
(2)	its outstanding prepayment liability is never more than twice its EBITDA; and
(3)	Its EBITDA is at least ten times greater than its accrued interest, commission, fees, discounts, prepayment fees, premiums, charges and other finance payments.

Also, a coverage ratio as estimated by the Company is not to be less than 150% at all times. The coverage ratio is the estimated aggregate valuation of the volume of crude oil to be delivered per the Crude Sales Contract divided by the prepayment liability plus any applicable funding costs and fees.

As at November 30, 2013, the Company had not satisfied the terms of the first two financial covenants under the terms of the supply agreement. As at November 30, 2013 and the date of these consolidated financial statements being approved by the Board of directors, Trafigura has not exercised its right under the terms of the supply agreement to enforce any security or collateral on the supply agreement nor has it declared that any or all of the amounts outstanding under the supply agreement are immediately due or payable on demand. See Note 13- Liquidity Risk and Note 17 – Subsequent Events for further discussion.

The Crude Sales Contract has a term of three years at which time it may be extended upon written agreement by both parties.

Prepayments received during the year	$ 7,000,000
Repayments made during the year	(599,918)
Transaction costs paid	(70,110)
Transaction costs accreted	6,097
Balance, as at November 30, 2013	6,336,069
Less: current portion	(3,624,375)
Long term prepayment facility	$ 2,711,694

Albpetrol Sh.A.

The Company operates its petroleum and natural gas properties pursuant to Petroleum Agreements with Albpetrol Sh.A (“Albpetrol”), a state-owned oil company, under Albpetrol’s existing licence with Albanian National Agency for Natural Resources (“AKBN”). Under the term of the original Petroleum Agreements, the Company was required to remit to Albpetrol a share of the oil produced by the Company, either in kind and/or in cash based on specified formulas. In accordance with the Petroleum Agreements, the Company recorded an estimate as to the Company’s obligation to Albpetrol on a quarterly basis, as Albpetrol did not have the capacity to physically take possession of the oil in kind.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

15.COMMITMENTS (cont’d...)

Subsequent to year end, the Company entered into negotiations with Albpetrol to agree upon the actual obligation the Company has to Albpetrol, which was determined to be $11,440,145 as at November 30, 2013. The total agreed upon liability to Albpetrol consists of an accrual of $15,448,346 relating to the share of oil produced not previously delivered to Albpetrol, (relating to three separate oil properties).

This amount has been offset by $4,008,201 relating to oil delivered to Albpetrol which was in excess of the Company’s obligation (relating to one oil property). The $4,008,201 was estimated by the Company based on internal production records and the final amount owed to the Company will be finalized between the Company and Albpetrol at a later date. As at November 30, 2012 (Unaudited), the Company had accrued $2,114,795.

16.INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes for the years ended November 30, 2013 and 2012 (Unaudited) is as follows:

	2013	2012 (Unaudited)

Net income (loss) for the year before income taxes	$(1,617,408)	$10,871,095

Expected income expense (recovery) at statutory rates	(416,000)	2,731,000
Impact of foreign statutory tax rates	(318,000)	3,151,000
Non-deductible expenditures, non-taxable revenues and other	2,478,000	(8,089,000)
Impact of future income tax rates versus current statutory rates	(57,000)	1,000
Change in unrecognized deductible temporary differences and other	2,191,000	11,102,000

Deferred income tax expense	$ 3,878,000	$ 8,896,000

In April 2013, the Canadian statutory tax rate increased to 26% from 25% and as at November 30, 2013 the applicable rate was 25.8% (2012 (Unaudited) - 25.1%). Under the terms of the Company’s Petroleum Agreements in Albania, Albanian profits will be taxed at a rate of 50% (2012 (Unaudited) – 50%).

The significant components of the Company`s deferred tax assets and liabilities are as follows:

	November 30, 2013	November 30, 2012 (Unaudited)

Deferred tax assets (liabilities):
Property, plant and equipment	$(11,386,000)	$(7,138,000)
Exploration and evaluation assets	(2,722,000)	(1,986,000)
Decommissioning provision	1,400,000	283,000
Bank loan payable	(66,000)	(55,000)

Net deferred tax liabilities	$(12,774,000)	$ (8,896,000)

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

16.INCOME TAXES (cont’d…)

The Company’s deferred tax liabilities result from temporary differences between the carrying values and tax values of Albanian assets and liabilities. The movement between the opening and closing balance was recognized in the consolidated statement of operations and comprehensive income.

The significant components of the Company’s unrecognized deferred tax assets and liabilities are as follows:

	November 30, 2013	November 30, 2012 (Unaudited)

Deferred tax assets (liabilities):
Property, plant and equipment	$8,000	$31,000
Share issue costs	23,000	31,000
Non-capital losses available for future periods	1,528,000	1,364,000

Net deferred tax liabilities	1,559,000	1,426,000
Unrecognized deferred tax assets	(1,559,000)	(1,426,000)

	$—	$—

The Company has Canadian non-capital losses of $5,875,000 which will expire over the fiscal years ending 2015 through 2033 (2012 (Unaudited) - $5,455,000 expiring over fiscal years ending 2015 through 2032). Per the Albanian Petroleum tax agreements, the Albanian losses will not expire. All other items with the exception of share issue costs have no expiry. Share issue costs expire 2031.

Tax attributes are subject to review, and potential adjustment, by tax authorities.

17.SUBSEQUENT EVENTS

a)

During December 2013, the Company entered into discussions with Raiffeisen whereby Raiffeisen provided a one-time principal payment date extension whereby the December 31, 2013 payment was extended to February 28, 2014. The February 28, 2014 payment was subsequently settled with Raiffeisen late March 2014.

b)

During March 2014, the Company arranged a bridge loan (the “Loan”) of Cdn$5.0 million from an individual and insider shareholder of the Company (the “Lender”). The Loan was to be advanced in two tranches, of Cdn$3.0 million on execution of loan agreements and Cdn$2.0 million upon the delivery of security in the form of common shares from Sotirios Kapotas (President, Chief Executive Officer and a Director of the Company) and Arian Tartari (Vice President, Albania). The Company chose not to proceed with the second tranche. The Loan was initially for a six-month term. On September 2, 2014, the maturity date of the Shareholder loan was extended to the earlier of: (i) November 16, 2014 and (ii) the date on which the Arrangement Agreement (as defined below) is terminated prior to the Arrangement being effected. The loan bears interest at 10% per annum, calculated and compounded monthly and paid at the termination of the loan. The Company may prepay the Loan, in whole or in part, at any time without notice, bonus or penalty. Proceeds from the Loan were used to provide additional capital to advance Stream’s contemplated drilling programs.

STREAM OIL & GAS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars)

November 30, 2013

17.SUBSEQUENT EVENTS (cont’d…)

c)	On September 17, 2014, the Company signed an Amendment and restatement agreement with Raiffeisen. Under the terms of this revised agreement:

i.

The calculation of the repayment of the loan has been revised to 3/x of the total loans outstanding (less the repayment installment due but unpaid by the borrower on 30 June 2014) at the end of the last day of the Availability Period, December 19, 2012, rounded up to the nearest $10 where x = the number of Months between the last day of the Availability Period and the Termination Date, December 31, 2016. The Company has not paid the September 29, 2014 interest and principle due on the Bank Loan which is an event of default. The Company is currently in discussions with the Bank on resolution of this outstanding obligation.

ii.

The bank waived its rights under the Facility Agreement in respect of existing Events of Default, specifically, the non-payment of the June 29, 2014 loan principal and breach of financial covenants at November 30, 2013. In this Amended and restated agreement, the Company has undertaken to provide a cash injection for a minimum of $15 million by December 31, 2014, and the Company will satisfy certain Conditions Subsequent within 15 days of the date of this agreement, including (i) Stream be current in all fees, costs and expenses related to the loan, (ii) Stream and Trafigura PTE Ltd. amending the agreement between the two parties, and (iii) Stream and Albpetrol Sh.A agreeing to a postponement of CAPEX. The Company has satisfied Conditions Subsequent (i) and (iii), and is in the process of concluding (ii).

d)

The Company and Trafigura have agreed to a deferral of the prepayment amounts for May to July, and 50% of August, inclusive, with the payments to due by the end of October 2014. Interest will continue to be due. The Company has not paid the September prepayment amount and is in discussions with Trafigura as to the resolution of this payment.

e)

On July 18, 2014, the Board of Directors of the Company granted options under the Company’s Stock Option Plan to a consultant and insider of the Company to acquire a total of 250,000 common shares of the Company for a period of 2 years at a price of $0.41 per share. The options were subject to an 18 month vesting schedule and any necessary regulatory approvals. The options were subject to the signed authorization of the CEO. These options were subsequently cancelled.

f)

On July 18, 2014, the Board of Directors of the Company granted options under the Company’s Stock Option Plan to a consultant and insider of the Company to acquire a total of 350,000 common shares of the Company for a period of 3 years at a price of $0.41 per share. The options were fully vested by August 31, 2014 and were subject to the signed authorization of the CEO.

g)

On September 2, 2014, the Company entered into an Arrangement Agreement (the “Arrangement Agreement”) with TransAtlantic Petroleum Ltd. (“TransAtlantic”) whereby TransAtlantic will acquire all of the Company’s outstanding common shares pursuant to a Plan of Arrangement (the “Arrangement”). The Arrangement Agreement provides that TransAtlantic will acquire 100% of Stream’s common shares for Transatlantic common shares on a basis of 0.04812 common shares of TransAtlantic for each Stream common share on closing; an additional 0.00845 common shares of TransAtlantic will be issued for each Stream common share in the event that certain conditions are met by Stream within nine months of the closing date.